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                                                                    EXHIBIT 23.1

                         CONSENT OF GRANT THORNTON LLP

    We have issued our reports dated June 26, 1998, June 17, 1998 and June 17, 1998, relating to the balance sheet of York Power Funding (Cayman) Limited as of June 12, 1998, the consolidated balance sheet of York Ex International SRL and Subsidiaries as of May 31, 1998, and the combined balance sheet of the U.S. Guarantors as of June 2, 1998, respectively, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

                                               /s/ GRANT THORNTON LLP
                                               -----------------------------
New York, New York
December 7, 1998